CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Unaudited)
January 1, 1995 to June 30, 1996
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
                                                         Capital   Unrealized
                                                         in Excess    Gains
                                               Common    of Stated (Losses) on  Retained    Treasury
                                                Stock      Value   Investments  Earnings     Shares      Total
Balance January 1, 1995                      $1,829,000 $4,979,000 $     ---  $20,999,000 ($1,378,000)$26,429,000
  Net income 6 months ended 6/30/96               ---        ---        ---     2,361,000       ---     2,361,000
  Shares of common stock issued in
    connection with restricted stock grants,
    & exercise of stock options                   ---        6,000      ---        43,000     166,000     215,000
  Purchase of treasury shares                     ---        ---        ---         ---       (67,000)    (67,000)
  Cash dividends paid                             ---        ---        ---      (164,000)      ---      (164,000)
  Unrealized gains, short-term investments
    net of deferred income taxes                  ---        ---       31,000       ---         ---        31,000
  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                         ---        ---        ---        72,000       ---        72,000
Balance June 30, 1995                         1,829,000  4,985,000     31,000  23,311,000  (1,279,000) 28,877,000

  Net income 7/1/95 to 12/31/95                   ---        ---        ---       997,000       ---       997,000
  Shares of common stock issued in
    connection with restricted stock grants,
    & exercise of stock options                   ---        1,000      ---        41,000      10,000      52,000
  Purchase of Treasury shares                     ---        ---        ---         ---      (350,000)   (350,000)
  Cash dividends paid                             ---        ---        ---      (163,000)      ---      (163,000)
  Unrealized gains - short-term investments
    net of deferred income taxes                  ---        ---       41,000       ---         ---        41,000
  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                         ---        ---        ---        44,000       ---        44,000
Balance December 31, 1995                     1,829,000  4,986,000     72,000  24,230,000  (1,619,000) 29,498,000

  Net income 6 months ended 6/30/96               ---        ---        ---     1,353,000       ---     1,353,000
     Shares of common stock issued in
        connection with restricted grants,
        and exercise of stock options             ---       39,000      ---        19,000     101,000     159,000
  Purchase of Treasury Shares                     ---        ---        ---         ---       (21,000)    (21,000)
  Cash dividends paid                             ---        ---        ---      (205,000)      ---      (205,000)
  Unrealized losses - short-term investments
    net of deferred income taxes                  ---        ---     (106,000)      ---         ---      (106,000)
  Equity in other capital changes of
    First Indiana Corporation, net of
    deferred income taxes                         ---        ---        ---       (38,000)      ---       (38,000)
Balance June 30, 1996                        $1,829,000 $5,025,000   ($34,000)$25,359,000 ($1,539,000)$30,640,000
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See accompanying Notes to Consolidated Financial Statements
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